                                                                                            Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Olin Corporation:

We consent to the use of our report dated February 27, 2008, with respect to the consolidated balance sheets of Olin Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

Our report with respect to the consolidated financial statements contains an explanatory paragraph that refers to Olin Corporation’s adoption of the provisions of Financial Accounting Standards Board’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007, adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payment, in 2006, the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006.

/s/ KPMG LLP

St. Louis, MO
August 25, 2008